Exhibit 99.1

PRESS RELEASE

Prothena Reports Second Quarter 2023 Financial Results and Business Highlights

•Net cash used in operating and investing activities was $45.7 million in the second quarter and $93.2 million for the first six months of 2023; quarter-end cash and restricted cash position was $661.3 million
•Revised year-end cash guidance to be approximately $600 million in cash, cash equivalents and restricted cash, representing an increase of $88 million from prior guidance of $512 million
•Presented research across multiple Alzheimer’s disease programs targeting amyloid-beta and tau at AAIC 2023, including data on PRX012, PRX005 and PRX123
•Bristol Myers Squibb (BMS) obtained the $55 million exclusive worldwide license to PRX005 in July, expanding on the exclusive U.S. license from July 2021
•Published Phase 3 VITAL clinical trial results in Blood, the peer-reviewed journal of ASH; data showed a significant survival benefit for birtamimab in patients with Mayo Stage IV AL amyloidosis, as well as significant improvements across key secondary endpoints
•Billy Dunn, M.D., founding and former Director of the Office of Neuroscience, CDER, at the FDA, joined Prothena’s Board of Directors

DUBLIN, Ireland, August 3, 2023 -- Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company with a robust pipeline of investigational therapeutics built on protein dysregulation expertise, today reported financial results for the second quarter and first six months of 2023 and provided business highlights.

“We continue to make significant progress across our pipeline, further enabling Prothena to deliver transformative medicines for people living with devastating diseases caused by protein dysregulation. From our Alzheimer’s disease portfolio, we presented at the AD/PD and AAIC 2023 conferences new data that showcases the differentiating profiles of PRX012, PRX005 and PRX123. From our peripheral diseases pipeline, we published peer-reviewed results from the Phase 3 VITAL amyloidosis trial that highlights evidence of the important role that birtamimab may have in improving outcomes for patients with Mayo Stage IV AL amyloidosis. Our collaborations also continue to advance and add value as Bristol Myers Squibb recently exercised their option to acquire exclusive worldwide rights to PRX005, Roche completed enrollment for the Phase 2b PADOVA study evaluating prasinezumab in Parkinson’s disease, and Novo Nordisk continues to enroll patients in their Phase 2 study evaluating NNC6019 in ATTR amyloidosis," said Gene Kinney, Ph.D., President and Chief Executive Officer, Prothena. "Looking ahead to the rest of the year, we are excited to file our IND for PRX123, a dual amyloid beta/tau vaccine, and to provide initial topline results from our ongoing Phase 1 SAD and MAD clinical trials of PRX012, an anti-amyloid beta antibody.

“We also expanded our Board of Directors during the quarter with the addition of Dr. Billy Dunn, a world-renowned neuroscience leader whose dedicated career as a public servant at the FDA directly led to the approval of multiple innovative new products that address unmet medical needs for patients. Dr. Dunn’s expertise and passion for patient-directed scientific advancements will help guide key strategic decisions for our pipeline of potentially best-in-class therapies to address the significant unmet needs for neurodegenerative and rare peripheral amyloid diseases,” added Kinney.

Second Quarter, Recent Business Highlights and Upcoming Milestones

Neurodegenerative Diseases Portfolio

Alzheimer’s Disease (AD)

PRX012, a wholly-owned potential best-in-class, next-generation subcutaneous antibody for the treatment of AD, targets a key epitope at the N-terminus of amyloid beta (Aβ) with high binding potency. The U.S. Food and Drug Administration (FDA) has granted Fast Track Designation for PRX012 for the treatment of AD.

•Encore poster presentation at AAIC 2023 of two preclinical studies showing superior binding characteristics of PRX012, demonstrating a 20-fold higher affinity to Aβ soluble protofibrils when compared to lecanemab and cleared pyroglutamate-modified Aβ at lower concentrations when compared to donanemab
•Phase 1 single ascending dose (SAD) and multiple ascending dose (MAD) clinical trials are ongoing; initial topline data expected by year end 2023

PRX005, a potential best-in-class antibody for the treatment of AD, specifically targets a key epitope within the microtubule binding region (MTBR) of tau, a protein implicated in diseases including AD, frontotemporal dementia (FTD), progressive supranuclear palsy (PSP), chronic traumatic encephalopathy (CTE), and other tauopathies. PRX005 is part of a global neuroscience research and development collaboration with Bristol Myers Squibb.

•Bristol Myers Squibb obtained the $55 million exclusive worldwide rights for PRX005, in July under the Global Neuroscience Research and Development Collaboration, expanding on the $80 million exclusive U.S. license from July 2021; Bristol Myers Squibb will be responsible for future development, manufacturing, and commercialization of PRX005
•Phase 1 clinical trial SAD results presented in a poster presentation at AAIC 2023 showed that all three tested dose levels (low, medium, high) of PRX005 were considered generally safe and well tolerated, meeting the primary objective of this part of the clinical trial and supporting evaluation of doses in the ongoing MAD portion of this two-part clinical trial; as planned, cerebral spinal fluid (CSF) drug levels were measured in the high single-dose cohort and reached sufficient CSF concentrations to predict pharmacological targeting of MTBR tau in the central nervous system (CNS) (day 29 CSF:plasma ratio=0.2%)
•Phase 1 clinical trial MAD portion ongoing; going forward, all program updates, including results from ongoing and any future PRX005 clinical studies, will be reported by Bristol Myers Squibb

PRX123, a wholly-owned potential first-in-class dual Aβ/tau vaccine designed for the treatment and prevention of AD, is a dual-target vaccine targeting key epitopes within the N-terminus of Aβ and MTBR-tau designed to promote amyloid clearance and block the transmission of pathogenic tau

•Preclinical results presented in a late breaker poster presentation at AAIC 2023; results showed that a PRX123 vaccine surrogate elicited robust antibody responses that bound with high avidity to Aβ plaques in AD brain ex vivo and significantly reduced Aβ brain plaques representing the first time that a dual target vaccine for Alzheimer’s disease has been shown to reduce pathology in a transgenic mouse model of AD pathology
•Investigational new drug (IND) application filing expected by year end 2023

Parkinson’s Disease (PD)

Prasinezumab, a potential first-in-class antibody for the treatment of PD, is designed to target a key epitope within the C-terminus of alpha-synuclein and is the focus of a worldwide collaboration with Roche

•Roche completed enrollment for the Phase 2b PADOVA clinical trial in patients with early PD (NCT04777331); topline results expected in 2024

Rare Peripheral Amyloid Diseases Portfolio

AL Amyloidosis

Birtamimab, a wholly-owned potential best-in-class amyloid depleter antibody for the treatment of AL amyloidosis, is designed to directly neutralize soluble toxic aggregates and promote clearance of amyloid that causes organ dysfunction and failure. Among patients with AL amyloidosis, a rare, progressive, and fatal disease, newly diagnosed individuals with advanced disease (e.g., Mayo Stage IV) are at the highest risk for early death. Birtamimab has been granted Fast Track Designation by the FDA for the treatment of patients with Mayo Stage IV AL amyloidosis to reduce the risk of mortality and has been granted Orphan Drug Designation by both the FDA and European Medicines Agency.

•Phase 3 VITAL clinical trial data published in Blood the peer-reviewed journal of American Society of Hematology (ASH), demonstrated that in a post hoc analysis of patients with Mayo Stage IV AL amyloidosis, a statistically significant survival benefit of 74 percent was observed for those treated with birtamimab plus standard of care (SOC) versus 49 percent in patients on placebo plus SOC at 9 months (HR 0.413, p=0.021)
•Confirmatory Phase 3 AFFIRM-AL clinical trial in patients with Mayo Stage IV AL amyloidosis, under a Special Protocol Assessment (SPA) with the FDA with a primary endpoint of all-cause mortality at a significance level of 0.10, is ongoing (NCT04973137); topline results expected in 2024

ATTR Amyloidosis

NNC6019 (formerly PRX004), a potential first-in-class amyloid depleter antibody for the treatment of ATTR cardiomyopathy, is designed to deplete the pathogenic, non-native forms of the transthyretin (TTR) protein and is being developed by Novo Nordisk as part of their up to $1.2 billion acquisition of Prothena’s ATTR amyloidosis business and pipeline

•Phase 2 study in patients with ATTR cardiomyopathy is being conducted by Novo Nordisk (NCT05442047); topline results expected in 2024

Second Quarter and First Six Months of 2023 Financial Results
For the second quarter and first six months of 2023, Prothena reported net loss of $54.6 million and $101.5 million, as compared to a net loss of $41.2 million and $77.5 million for the second quarter and first six months of 2022. Net loss per share for the second quarter and first six months of 2023 was $1.03 and $1.92, respectively, as compared to net loss per share of $0.88 and $1.66 for the second quarter and first six months of 2022, respectively.
Prothena reported total revenue of $4.0 million and $6.2 million for the second quarter and first six months of 2023, respectively, as compared to total revenue of $1.3 million and $2.5 million for the second quarter and first six months of 2022, primarily from collaboration revenue from Bristol Myers Squibb.
Research and development (R&D) expenses totaled $56.0 million and $100.8 million for the second quarter and first six months of 2023, as compared to $31.6 million and $58.8 million for the second quarter and first six months of 2022, respectively. The increase in R&D expense for the second quarter and first six months of 2023 compared to the same periods in the prior year was primarily due to higher clinical trial expenses, higher personnel related expenses, higher consulting and manufacturing expenses. R&D expenses included non-cash share-based compensation expense of $4.9 million and $9.2 million for the second quarter and first six months of 2023, as compared to $3.8 million and $7.1 million for the second quarter and first six months of 2022, respectively.
General and administrative (G&A) expenses totaled $14.5 million and $28.3 million for the second quarter and first six months of 2023, as compared to $13.0 million and $24.8 million for the second quarter and first six months of 2022, respectively. The increase in G&A expenses for the second quarter and first six months of 2023 compared to the same periods in the prior year was primarily related to higher personnel related expenses. G&A expenses included non-cash share-based compensation expense of $5.2 million and $9.7 million for the second quarter and first six months of 2023, as compared to $4.5 million and $8.8 million for the second quarter and first six months of 2022, respectively.
Total non-cash share-based compensation expense was $10.1 million and $18.9 million for the second quarter and first six months of 2023, as compared to $8.3 million and $15.9 million for the second quarter and first six months of 2022.

As of June 30, 2023, Prothena had $661.3 million in cash, cash equivalents and restricted cash, and no debt.
As of July 28, 2023, Prothena had approximately 53.5 million ordinary shares outstanding.

2023 Financial Guidance

The Company is updating its projected full year 2023 net cash burn from operating and investing activities, and expects it to be $148 to $161 million (versus prior guidance of $213 to $229 million), and expects to end the year with approximately $600 million (midpoint) in cash, cash equivalents and restricted cash, representing an increase of $88 million from prior guidance of $512 million (midpoint). This increase in cash position is primarily driven by Bristol Myers Squibb obtaining the $55 million exclusive worldwide rights for PRX005 and to a lesser extent financing proceeds received in the first half of 2023 and higher interest income. The updated estimated full year 2023 net cash burn from operating and investing activities is primarily driven by an updated estimated net loss of $153 to $171 million

(versus prior guidance of $250 to $275 million), which includes an estimated $42 million of non-cash share-based compensation expense.

About the Global Neuroscience Research and Development Collaboration with Bristol Myers Squibb
This global neuroscience research and development collaboration is focused on three proteins implicated in the pathogenesis of several neurodegenerative diseases, including tau, TDP-43 and an undisclosed target. PRX005 is designed to be a best-in-class anti-tau, MTBR-specific antibody for the potential treatment of Alzheimer’s disease and is the first program to advance to the clinic from this collaboration. Prothena is eligible to receive up to an additional $160 million for U.S. rights, up to $110 million for global rights, and up to $1.7 billion for regulatory and commercial milestone payments for a total of up to $2.2 billion, which also includes amounts received to date, plus potential tiered commercial sales royalties across multiple programs.

About Prothena
Prothena Corporation plc is a late-stage clinical biotechnology company with expertise in protein dysregulation and a pipeline of investigational therapeutics with the potential to change the course of devastating neurodegenerative and rare peripheral amyloid diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including AL amyloidosis, ATTR amyloidosis, Alzheimer’s disease, Parkinson’s disease and a number of other neurodegenerative diseases. For more information, please visit the Company’s website at www.prothena.com and follow the Company on Twitter @ProthenaCorp.

Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to, among other things, the sufficiency of our cash position to fund advancement of a broad pipeline; the continued advancement of our discovery, preclinical, and clinical pipeline, and expected milestones in 2023, 2024, and beyond; the treatment potential, designs, proposed mechanisms of action, and potential administration of birtamimab, prasinezumab, NNC6019/PRX004, PRX005, PRX012, and PRX123; plans for ongoing and future clinical studies of birtamimab, prasinezumab, NNC6019/PRX004, PRX005, PRX012, and PRX123 (including the filing of an IND application); the expected timing of reporting data from clinical studies of birtamimab, prasinezumab, PRX005, and PRX012; amounts we might receive under our collaboration with BMS and Novo Nordisk; our anticipated net cash burn from operating and investing activities for 2023 and expected cash balance at the end of 2023; and our estimated net loss and non-cash share-based compensation expense for 2023. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to those described in the “Risk Factors” sections of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 3, 2023, and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. We undertake no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events, or changes in our expectations.

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Collaboration revenue	$4,019	$1,312	$6,138	$2,415
Revenue from license and intellectual property	—	—	50	50
Total revenue	4,019	1,312	6,188	2,465
Operating expenses:
Research and development	56,011	31,569	100,767	58,831
General and administrative	14,512	12,952	28,250	24,787
Total operating expenses	70,523	44,521	129,017	83,618
Loss from operations	(66,504)	(43,209)	(122,829)	(81,153)
Other income, net	7,603	637	14,152	620
Loss before income taxes	(58,901)	(42,572)	(108,677)	(80,533)
Benefit from income taxes	(4,306)	(1,328)	(7,218)	(2,999)
Net loss	$(54,595)	$(41,244)	$(101,459)	$(77,534)
Basic net loss per ordinary share	$(1.03)	$(0.88)	$(1.92)	$(1.66)
Diluted net loss per ordinary share	$(1.03)	$(0.88)	$(1.92)	$(1.66)
Shares used to compute basic net loss per share	53,121	46,805	52,812	46,755
Shares used to compute diluted net loss per share	53,121	46,805	52,812	46,755

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	June 30,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$659,111	$710,406
Restricted cash, current	1,352	—
Prepaid expenses and other current assets	16,640	8,692
Total current assets	677,103	719,098
Property and equipment, net	2,170	1,731
Operating lease right-of-use assets	3,307	6,277
Restricted cash, non-current	860	2,212
Other non-current assets	37,209	28,717
Total non-current assets	43,546	38,937
Total assets	$720,649	$758,035
Liabilities and Shareholders’ Equity
Accrued research and development	18,927	10,794
Deferred revenue, current	25,123	11,442
Lease liability, current	3,448	6,473
Other current liabilities	24,067	21,438
Total current liabilities	71,565	50,147
Deferred revenue, non-current	67,405	85,293
Other non-current liabilities	—	553
Total non-current liabilities	67,405	85,846
Total liabilities	138,970	135,993
Total shareholders’ equity	581,679	622,042
Total liabilities and shareholders’ equity	$720,649	$758,035

Contacts:

Investors
Mark Johnson, CFA, Vice President, Investor Relations
650-417-1974, mark.johnson@prothena.com

Media
Michael Bachner, Senior Director, Corporate Communications
609-664-7308, michael.bachner@prothena.com